UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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THE HACKETT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

March 21, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on May 2, 2014 at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida.

At this meeting you will be asked to:

•	vote for the election of two directors;

•

approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 750,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 750,000 shares;

•	hold an advisory vote on executive compensation; and

•	ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2015.

These matters are discussed in detail in the accompanying proxy statement.

It is important that your shares be represented at the meeting whether or not you plan to attend. Included with these soliciting materials is a proxy card for voting, an envelope with postage prepaid in which to return your proxy, instructions for voting by telephone or on the Internet, and our 2013 Annual Report to Shareholders.

On or about March 21, 2014, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2013 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

We look forward to receiving your vote and seeing you at the meeting.

Sincerely,

Ted A. Fernandez
Chairman and Chief Executive Officer

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2014

The 2014 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on May 2, 2014, at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, for the following purposes:

1.	To elect two directors to the Board of Directors;

2.	Approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 750,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 750,000 shares;

3.	To hold an advisory vote on executive compensation;

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2015; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2014 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to examination by any shareholder for any purpose related to the meeting during ordinary business hours for the ten days prior to the annual meeting at the Company’s offices, as well as on May 2, 2014 at the location of the annual meeting. All shareholders are cordially invited to attend the annual meeting.

On or about March 21, 2014, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2013 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

By Order of the Board of Directors,

Frank A. Zomerfeld
Secretary

Miami, Florida
March 21, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2014: The Hackett Group, Inc.’s Proxy Statement and 2013 Annual Report are available at www.edocumentview.com/hckt.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via U.S. mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via U.S. mail. You may, if you wish, revoke your proxy at any time before it is voted by submitting to the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2014

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement and the accompanying notice of annual meeting and proxy card are being furnished and made available, on or about March 21, 2014, to the shareholders of The Hackett Group, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2014 Annual Meeting of Shareholders to be held on May 2, 2014 at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida, and any postponement or adjournment thereof.

If the form of proxy enclosed or provided via the Internet is properly executed and returned to the Company or voted via telephone or the Internet in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon or submitted via the telephone or Internet.

The Board recommends that you vote:

•	“FOR” Proposal 1 to elect the Board’s nominees for directors;

•

“FOR” Proposal 2 to approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 750,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 750,000 shares;

•	“FOR” Proposal 3 to approve, in an advisory vote, the Company’s executive compensation; and

•	“FOR” Proposal 4 to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2015.

Executed but unmarked proxies submitted to the Company will be voted in accordance with the Board’s recommendations.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On or about March 21, 2014, the Company is mailing to its shareholders a notice containing instructions on how to access this Proxy Statement and the Company’s 2013 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, Proxy Statement and proxy card.

Shareholders receiving this document and accompanying proxy card and annual report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via U.S. mail. If shareholders choose to receive this document and accompanying proxy card via U.S. mail, those shareholders may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 14, 2014 has been fixed by the Board as the record date (the “Record Date”) for determination of shareholders entitled to vote at the annual meeting. On the Record Date, 30,581,585 shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or represented by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, the following voting standards will apply to the various proposals:

•	A plurality of the votes cast in person or represented by proxy at the annual meeting is required for election of the directors in Proposal 1.

•	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the plan amendment in Proposal 2.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the proposal on executive compensation in Proposal 3. Proposal 3 is an advisory vote, which means that it is not binding on the Company. However, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2015 in Proposal 4.

Abstentions and broker non-votes will be treated as shares that are present in person or represented by proxy at the meeting and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposal 1. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposals 2,3 and 4. Broker non-votes will not have any effect on the approval of Proposals 2, 3 and 4.

The presence of a shareholder at the annual meeting will not automatically revoke the shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

FOR THE APPROVAL OF PROPOSALS 1, 2, 3 AND 4.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s articles of incorporation provide that the Board shall consist of no fewer than five directors and no more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board. The Board currently is composed of seven directors. The Board is divided into three classes. One class is elected each year for a term of three years.

Two directors will be elected at the annual meeting. The Board has nominated John R. Harris and Edwin A. Huston, existing directors, for the positions. If elected, Messrs. Harris and Huston will each serve a three-year term expiring at the annual meeting in 2017. You can find more information about Messrs. Harris and Huston below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of both nominees. The Board believes that both nominees will stand for election and will serve if elected. However, if any nominee fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person as the Board may recommend. Directors are elected by a plurality of the votes cast at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

MESSRS. HARRIS AND HUSTON AS DIRECTORS.

Information as to the Nominees and Continuing Directors

The following table sets forth certain information regarding the Board’s nominees for election as directors and those directors who will continue to serve as such after the annual meeting.

Name	Age (1)	Director Since(2)	Position held with the Company	Term Expires
NOMINEES
John R. Harris(3)	66	2006		2014
Edwin A. Huston(3)	75	2001		2014

CONTINUING DIRECTORS
David N. Dungan	60	2000	Vice Chairman and Chief Operating Officer	2015
Richard N. Hamlin(3)	66	2003		2015
Ted A. Fernandez	57	1997	Chairman and Chief Executive Officer	2016
Terence M. Graunke	54	2009		2016
Alan T.G. Wix(3)	72	1999		2016

(1)	The ages shown are as of March 14, 2014.
(2)	The dates shown reflect the year in which these persons were first elected as directors of the Company.
(3)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees.

The principal occupations and other public company directorships for the past five years or more of the two nominees for director and the five directors whose terms of office will continue after the annual meeting are set forth below.

Nominees

John R. Harris served as an operating partner and investor with glendonTodd Capital and was Chief Executive Officer of Chemical Information Services, a company which provides information services to sourcing professionals from February 2010 to November 2012. He is the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris served in these roles from February 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris previously spent 25 years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris is a member of the board of directors of Premiere Global Services, Inc. and Sizmek ( formerly DG FastChannel) where he assumed the role of Chairman of the Board in March of 2014.

Edwin A. Huston served as the Vice Chairman of Ryder System, Inc. (“Ryder”), an international logistics and transportation solutions company, from March 1999 until retiring on June 30, 2000. Mr. Huston served as Senior Executive Vice President, Finance and Chief Financial Officer of Ryder from January 1987 until he became Vice Chairman. Mr. Huston is a director of Tennenbaum Opportunities Fund V, LLC. During the past five years Mr. Huston also served on the board of directors of Enterasys Networks, Kaman Corporation and Unisys Corporation.

Continuing Directors

Ted A. Fernandez is a founder of the Company. He has served as Chairman of its Board and Chief Executive Officer (“CEO”) since inception. Mr. Fernandez served as the National Managing Partner of KPMG LLP’s (“KPMG”) Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. From 1979 to 1994, Mr. Fernandez held several industry, executive and client service positions with KPMG.

David N. Dungan is a founder of the Company. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of the Strategic Services Consulting Division of KPMG from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm.

Terence M. Graunke was appointed to the Company’s Board on November 10, 2009 in connection with the Company’s acquisition of Archstone Consulting. Mr. Graunke is the Chairman and co-founder of Lake Capital Management LLC (“Lake Capital”), a private investment firm headquartered in Chicago. Mr. Graunke has served as Chairman of Lake Capital since 1998. Mr. Graunke serves on the boards of numerous portfolio companies of Lake Capital Partners LLC, an affiliate of Lake Capital. Mr. Graunke also sits on the board of directors of the Max McGraw Wildlife Foundation.

Richard N. Hamlin is a consultant and investor. He served as the Chief Financial Officer of CommerceQuest, Inc. from July 2002 to August 2003. Mr. Hamlin retired in June 2000 as a partner of KPMG Consulting, a position he held from January 2000. Mr. Hamlin served as a partner of KPMG from 1979 until January 2000, including service on KPMG’s board of directors from 1994 to 1998. Mr. Hamlin was a member of the board of directors of eTelecare Global Solutions from February 2006 to August 2009. Mr. Hamlin served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

Alan T.G. Wix is a Director of BDC Partnership Ltd. Mr. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr.  Wix held a variety of positions within the information systems division of Lloyds TSB.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 47, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board consists of seven members, a majority of which are considered “independent directors” under the current listing standards of the NASDAQ Stock Market (“NASDAQ”). The Company’s independent directors are Terence M. Graunke, Richard N. Hamlin, John R. Harris, Edwin A. Huston and Alan T.G. Wix. The Board currently has three committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been unified since the Company was founded. The Company believes that its Board leadership structure demonstrates to its employees, clients and shareholders that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing its operations. It provides an effective connection between management’s role of identifying, assessing and managing risks and the Board’s role of risk oversight. Mr. Fernandez has an in-depth knowledge of the issues, opportunities and challenges that the Company faces. The Board believes that he is best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters impacting the Company. The Board also believes that the unification of the roles of Chairman and Chief Executive Officer is appropriate for the Company at this time. The Board has not appointed a “lead” director. The Board recognizes that different board leadership structures may be appropriate for companies in different situations and understands that no one structure is appropriate for all companies. While the Board intends to review the appropriate leadership structure for the Company from time to time, the Board believes that the Company has been, and is currently, well-served by its current leadership structure.

The Board’s Role in Risk Oversight

Through its committees, the Board plays an active role in risk oversight. The Board delegates certain risk oversight functions to its Audit Committee, namely assisting the Board in its responsibility for oversight of (1) the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices, (2) the Company’s systems of internal controls regarding finance and accounting compliance, (3) the independence and performance of the Company’s independent registered public accounting firm, and (4) the Company’s ethical compliance programs. The Board delegates compensation program risk oversight to its Compensation Committee. The Compensation Committee is charged with understanding the Company’s various compensation programs and how the programs are aligned with the Company’s goals and objectives. The Board delegates to its Nominating and Corporate Governance Committee the authority to develop and implement the Company’s director nomination guidelines and to recommend nominees for election, thus ensuring that the Board contains the appropriate mix of experience, qualifications, attributes and skills necessary to effectively exercise its oversight function. The Nominating and Corporate Governance Committee is also responsible for developing and implementing the Company’s corporate governance guidelines. Finally, the Board as a whole has the responsibility to review and approve the Company’s annual operating plan. In connection with that process, the Board typically inquires as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole, and confirms that these risks are appropriately mitigated.

In 2013, the Company reviewed its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of its executives and other employees with respect to taking business risks that could affect the Company. The Company believes that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate.

Specific Experience, Qualifications, Attributes and Skills of Current Board Members, Including Director Nominees

Specific experience, qualifications, attributes and skills that the Board believes qualify each current director, including director nominees, for his position on the Board are summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each director.

Ted A. Fernandez—Mr. Fernandez founded the Company in 1997 based on a strategy he developed from his extensive history in the professional services industry, which included an eighteen year career with KPMG. His career at KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution.

David N. Dungan—Along with Mr. Fernandez, Mr. Dungan founded the Company in 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with KPMG. Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of KPMG’s Strategic Services Consulting Division from May 1994 to February 1997. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting.

Terence M. Graunke—Mr. Graunke is Chairman and co-founder of Lake Capital, a private investment firm that makes investments in mid-sized businesses. He co-founded Lake Capital in 1998 as a vehicle to acquire interests in service-based companies creating significant enterprise value by applying the firm’s capital, as well as strategic and operating expertise to enhance growth, profitability and market position. Since 1998, Lake Capital has owned and built more than twenty companies, including start-up business consultancy firms. Lake Capital enterprises are located across the United States and have operations that extend to Canada and Europe. Mr. Graunke brings to the Board an extensive history of evaluating, purchasing and managing professional services firms in the Company’s industry. He also brings a history of board participation in the Company’s business segment with an emphasis on business services and international experience through the management of Lake Capital’s interests abroad.

Richard N. Hamlin—Mr. Hamlin provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years, which included service on KPMG’s board of directors from 1994 to 1998, and later became a partner of KPMG Consulting. Mr. Hamlin’s experience provides additional depth of capability to the Audit Committee. Mr. Hamlin is designated an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission (the “SEC”). Mr. Hamlin also possesses a history of board participation on a public company board as a former member of the board of directors and Chairman of the Audit Committee of eTelecare Global Solutions. Mr. Hamlin also provides operational perspective from outside of the business consulting segment, having served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad.

John R. Harris—Mr. Harris has an extensive history of senior executive leadership positions and board participation in the information technology, media, telecommunications and outsourcing industries having spent twenty-five years in various roles with EDS including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries and Corporate Vice President, Marketing & Strategy. He also has in-depth experience in public company operations and management having served as the President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris also provides significant public company board experience through his prior service on the boards of ,and as an advisor to, several startup companies including BancTec, Applied Graphic Technologies, Genuity, CapRock Communications and Startek. He continues to provide additional operational perspective through his participation as a director of Premiere Global Services, Inc. and Sizmek (formerly DG Fast Channel) where he serves as the Chairman of the Board.

Edwin A. Huston—Mr. Huston provides the Board with in-depth finance experience from his educational background in finance to progressively senior roles at Ryder, an international logistics and transportation services provider, over a thirty-year period. Mr. Huston’s experience provides additional depth of capability to the Audit Committee. Mr. Huston is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Huston has also served on the boards and audit committees of several other companies, including Unisys Corporation, Enterasys Networks, Inc., Kaman Corporation and the Tennenbaum Opportunity Fund on whose board he currently serves. Mr. Huston’s senior-level operational background at Ryder also provides the Board with additional perspective on strategic planning.

Alan T.G. Wix—Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services, and, as such, provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent auditors. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of (1) the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices, (2) the Company’s system of internal controls regarding finance and accounting compliance, (3) the independence and performance of the Company’s independent registered public accounting firm, and (4) the Company’s ethical compliance programs. The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of NASDAQ.

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Huston and Wix. Rules adopted by NASDAQ and the SEC impose strict independence requirements for members of audit committees. In addition to meeting NASDAQ’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. Second, an audit committee member may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. Each member of the Company’s Audit Committee meets these independence requirements, in addition to the independence criteria established by NASDAQ. The Board has determined that both Mr. Hamlin and Mr. Huston are audit committee financial experts, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter approved by the Board. A copy of the charter can be found on the Company’s website at www.thehackettgroup.com/about/ir_governance.jsp. For further information on the Audit Committee, see the “Report of the Audit Committee” on page 37 in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving compensation and human resource programs for the Company. The Compensation Committee also sits in executive session to determine the compensation of the Company’s CEO. The current members of the Compensation Committee are Messrs. Huston (Chairman), Hamlin, Harris and Wix. In January 2013, the SEC approved amendments to NASDAQ’s listing standards which impose strict independence requirements for members of compensation committees, similar to the heightened independence requirements for members of audit committees discussed above. The Board has determined that the current members of its Compensation Committee satisfy these heightened independence requirements.

Periodically, the Compensation Committee chooses to retain an outside consultant to review the Company’s existing compensation programs. In 2005, based on the recommendations of Mercer Human Resource Consulting (“Mercer”), an executive compensation consultant, the Compensation Committee implemented a cash and equity incentive plan for its CEO and COO that provided significant incentive opportunities tied to the attainment of specific financial performance goals measured by annual pro-forma diluted net earnings per share. In 2006, these programs were expanded to include the Company’s other executive officer and senior leaders of the Company’s significant service lines or practices and its functional department leaders. The incentives for the service line and practice leaders are tied to the achievement of service line or practice operating plans. In 2011, these programs were reviewed by John Bloedorn, an independent executive compensation consultant formerly of Mercer and the person who served as the lead consultant for the 2005 program review. In each case, Mercer and Mr. Bloedorn were engaged directly by the Compensation Committee. For further discussion of the Company’s compensation programs and the role of external compensation consultants engaged by the Compensation Committee, see “Compensation Discussion and Analysis” and “Role of Consultants” on page 12 and 14, respectively, of this proxy statement.

On an annual basis, the Company completes a review of the policies and practices associated with all of its compensation programs, including its executive compensation programs. As part of this assessment, the Company considers that rewards are heavily weighted towards profitability, which is based on the delivery of services for which fees are collected in a relatively short period of time. Based on its most recent assessment, the Company does not believe that any of these policies or practices creates risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee is governed by a written charter approved by the Board. A copy of the charter can be found on the Company’s website at www.thehackettgroup.com/about/ir_governance.jsp.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Wix (Chairman), Hamlin, Harris and Huston. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and for recommending candidates for election or re-election to the Board, as well as administering the Board’s annual self-evaluation process. The Nominating and Corporate Governance Committee selects and must approve by at least a majority vote all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in accordance with the procedures set forth in the bylaws. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s proxy statement, see “Shareholder Proposals for the Annual Meeting in 2015” on page 42 of this proxy statement.

In addition, the Nominating and Corporate Governance Committee is responsible for the development and implementation of the Company’s corporate governance guidelines. The Company’s corporate governance guidelines can be found on the Company’s website at http://www.thehackettgroup.com/about/ir_governance.jsp. The corporate governance guidelines implemented by the Nominating and Corporate Governance Committee contain criteria which it employs to identify and recommend candidates to the Board. These criteria include: (1) personal and professional integrity; (2) the skills, business experience and industry knowledge useful in the oversight of the Company based on the perceived needs of the Company and the Board at any given time; (3) the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings; (4) interest, capacity and willingness, in conjunction with the members of the Board, to serve the long-term interests of the Company and its shareholders; and (5) to the extent considered appropriate by the Board, whether a director candidate may be required to be a “financial expert” as defined in relevant SEC rules. These qualities would be considered as they relate to any candidate, whether suggested by management or by one or more of the Company’s shareholders. The Company does not have a specific policy which addresses how diversity should be considered in connection with the identification of director nominees. The Committee and the Board have always taken an approach that neither favors nor disfavors any particular color, race, creed, gender or other component of a nominee’s background such as skills and qualifications. The Board evaluates all candidates equally across all relevant factors and seeks members whose background, qualifications and skills will assist the Company in accomplishing its goals.

The Company’s corporate governance guidelines also contain stock ownership guidelines for the Company’s CEO and the outside members of the Board. Pursuant to these guidelines, the Company’s CEO is required to own a number of shares of the Company’s common stock equal in value to six times his annual base salary. Mr. Fernandez’s base salary for 2014 is $750,000. The Company’s outside Board members are required to own a number of shares of the Company’s common stock equal in value to three times their maximum annual cash compensation under the current Outside Director Compensation Program. For 2014, the maximum annual cash compensation is $40,000. The Company’s CEO and its outside Board members have five years from the date that these guidelines were adopted, February 17, 2012, to achieve these goals. The Company’s CEO and a majority of its outside Board members already satisfy these requirements. The Company’s CEO and its outside Board members are not required to purchase shares in the open market to satisfy these guidelines. Rather, they are expected to retain shares received upon vesting of restricted stock unit grants or upon the exercise of stock options until the guidelines are satisfied. Once the guidelines are achieved, neither the CEO nor any outside Board member will be considered to be out of compliance with these guidelines due to fluctuations in the Company’s stock price.

The Company’s corporate governance guidelines also contain hedging restrictions which prohibit Directors and officers of the Company from, directly or indirectly, engaging in hedging transactions with respect to securities of the Company. The Company’s corporate governance guidelines also contain pledging restrictions that prohibit Directors and officers of the Company from pledging securities of the Company as collateral for a loan or otherwise use securities of the Company to secure a debt (e.g. to secure a margin loan) without the prior written approval of the Audit Committee.

The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board. A copy of the charter can be found on the Company’s website at www.thehackettgroup.com/about/ ir_governance.jsp.

Other Matters

During the fiscal year ended December 27, 2013, the Board held 8 meetings, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board and any committee on which he served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the individual addresses found in the “Beneficial Ownership of Common Stock” table on page 40 of this proxy statement.

As is the case with all regularly scheduled meetings of the Board and its committees, all of the Company’s directors are expected to attend the annual meeting of shareholders in person. All of the Company’s directors attended the 2013 Annual Meeting of Shareholders, except for Mr. Hamlin who was prevented from attending by inclement weather.

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company. It complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. More importantly, it reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at www.thehackettgroup.com/about/ir_governance.jsp. The Company intends to post amendments to or waivers from the Code of Conduct and Ethics that are applicable to the Company’s CEO, CFO or Controller on this website under the circumstances and within the period required under SEC rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis below. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for its fiscal year ended December 27, 2013, and the Board has approved that recommendation.

Respectfully submitted,

Compensation Committee

Edwin A. Huston, Chairman

Richard N. Hamlin

John R. Harris

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s objectives relating to compensation are to align the financial interests of its executives with those of its shareholders and to attract and retain highly qualified executives. The Company achieves these objectives by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives in the executive’s particular business unit or the Company as a whole. The Compensation Committee has adopted a “pay-for-performance” compensation program for the Company’s executive officers that rewards the achievement of both long-and short-term term business objectives. By linking pay to both long-term and short-term business objectives, executive officers are encouraged to focus on the future growth and current profitability of the Company. The Company believes that this focus on both long-term and short-term objectives will lead to increased shareholder value. The Board and the Compensation Committee are primarily focused on operating performance, earnings growth and share price appreciation.

The main goals of the Company’s executive compensation programs are as follows:

•	To focus executives on critical business issues;

•	To ensure that the executive team has clear goals and accountability with respect to the Company’s financial performance;

•	To attract and retain executive talent;

•	To increase shareholder value; and

•	To provide significant incentive opportunities tied to the attainment of specific financial performance goals.

In order to attract, retain, and commit top executives to the fulfillment of superior performance results, the executive compensation programs are designed to provide superior pay opportunities in exchange for superior performance.

The Company believes that its compensation program supports its business strategies and directly links pay with performance results. The Company continues to observe what it believes to be its comparative pay market, which is other strategic consulting and business advisory organizations and professional services firms of similar or greater size.

The Elements of Executive Compensation at the Company

Overview

The Company’s executive compensation program applies to its three named executive officers, as well as senior leaders of the Company’s significant service lines or practices and its functional department leaders. This program commits the Company’s named executive officers to the fulfillment of exceptional operating results by providing significant incentive opportunities tied to the attainment of specific financial performance goals. The design of the program has been substantially consistent since it was created by the Compensation Committee in 2005 based on recommendations from Mercer, a nationally recognized executive compensation consulting firm. The program contains base salaries and cash and equity incentive opportunities that the Company believes are market competitive for companies of similar size within its industry. Historically, the executive compensation program has consisted of two primary elements: (1) annual compensation, consisting of base salaries and employee benefits; and (2) incentive compensation, in the form of performance-based cash awards and equity incentive grants issued in the form of restricted stock units.

Cash and equity bonuses are tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved operating plan. Pro-forma diluted net earnings per share is defined as net income before taxes and before income from discontinued operations and does not include restructuring costs or benefits, acquisition-related adjustments, non-cash stock compensation expense, stock appreciation rights expense or the amortization of intangible assets. Pro-forma diluted net earnings per share is based on weighted average common and common equivalent shares outstanding and also includes a normalized tax rate. In addition, the Compensation Committee retains the right to exclude the impact of certain nonrecurring events from the pro-forma diluted net earnings per share calculation when, in the opinion of the Compensation Committee, their inclusion would not accurately reflect the operating performance of the Company. The Company believes that pro-forma diluted net earnings per share is the best measure of true operating performance and therefore the most appropriate metric for calculating incentive compensation.

On an annual basis, the Compensation Committee evaluates and establishes the threshold and target achievement levels for the Company’s incentive compensation program, which it refers to as “Commence,” “Goal” and “Superior.” If the Company’s performance falls short of the established goals for business growth, then the bonus compensation paid in connection with the program is reduced or no bonuses are paid. The Company believes the targets established for the executive team, including the named executive officers, are challenging. In the nine years since this program has been in effect, no bonuses were paid to its executive team for two of those years. The “Superior” target and the “Goal” target were achieved twice. In three years, a prorated bonus was paid based on the achievement of an amount between the “Commence” target and the “Goal” target. Performance-based incentive awards earned are divided by the Company’s share price on the date of grant to calculate the number of restricted stock units to be issued. See “Executive Compensation Program Decisions for 2013” on page 15 of this proxy statement for more information about the incentive compensation program.

The Compensation Committee targets an even balance between the cash and equity award opportunities included in the programs, weighting the equity component more heavily in the case of its CEO and COO. A key feature of the equity grants for the named executive officers is that performance-based awards also vest one third per year beginning on the first anniversary of the first day of the month in which the grant occurs. Performance-based grants issued to employees, other than the Company’s named executive officers, vest over a three or four year period, based on the recipient’s individual compensation program. All restricted stock unit grants, other than those issued upon hiring, are considered performance-based since they are based on the achievement of Company, practice or individual performance goals, or any combination thereof. Vesting is also contingent on continued employment over time. The Company regards this additional vesting period as an important retention tool. More importantly, the Company believes that incentive compensation that is paid in the form of equity serves as a meaningful long-term incentive that is directly correlated to the increase in the price of the Company’s common stock. A heavier weighting on the equity component ties a greater portion of the Company’s executives’ ultimate compensation to their ability to deliver increased shareholder value.

In connection with the 2011 update review of the Company’s compensation program, the Compensation Committee modified the program with respect to the Company’s CEO and COO to include a performance-based stock option grant. In 2012, the CEO and COO were each awarded a single performance-based stock option grant in lieu of one half of their existing restricted stock unit incentive opportunities for 2012 through 2015. The awards provided that half of the grant would vest upon achievement of 50% growth of pro-forma diluted net earnings per share and the other half would vest upon achievement of 50% growth of pro-forma earnings before interest, taxes, depreciation and amortization (“EBITDA”) over a trailing twelve month period. For this purpose, the Company defines pro-forma EBITDA as income before taxes, interest, depreciation and amortization of intangible assets, and does not include income from discontinued operations, restructuring costs or benefits, acquisition-related adjustments or non-cash stock compensation expense. The Compensation Committee chose to include the pro-forma EBITDA measurement component to ensure that a substantial portion of the performance criteria for the option awards would not benefit from accretion resulting from the Company’s 2012 modified Dutch auction tender offer. In 2013, the CEO and COO voluntarily converted these option grants into stock appreciation rights (“SARs”) subject to the same terms as were applicable to the options, with the exception that the SARs will be settled in cash, Company stock, or any combination thereof, at the Company’s discretion. After 2015, it is expected that the CEO’s and COO’s performance-based equity o program will revert to the program in place prior to the options grants discussed above. See “Executive Compensation Program Decisions for 2013” on page 15 of this proxy statement for more information about the terms of the SARs granted to the CEO and COO.

In 2013, the Company’s executive compensation programs for its named executive officers included base salaries, cash and equity incentive programs with payout opportunities tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved operating plans. See “Executive Compensation Decisions for 2013” on page 15 of this proxy statement.

Annual Compensation

Annual compensation consists of base salaries and employee benefits. These elements are intended to provide a degree of compensation certainty to the named executive officers by providing compensation that, unlike incentive compensation, is not variable based on the achievement of performance criteria.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The employment agreements do not provide for any guaranteed increases to base salaries.

The Company believes the base salaries it currently pays to its named executive officers are at market competitive levels for companies of similar size within its industry. See the “Summary Compensation Table” on page 18 of this proxy statement and the related footnotes for additional information about base salaries. Also refer to “Role of Consultants” below for additional information regarding the Compensation Committee’s use of external consultants in connection with its review of the Company’s pay practices.

Customary Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain customary employee benefits. For 2013, these benefits included health insurance, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability and a 401(k) plan. The Company covers approximately 60% of the cost of the health benefits for its North American based employees, including its named executive officers. In other geographies, the Company’s compensation and benefits packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction. The Company does not provide for any special retirement-related benefits, such as pensions or 401(k) contribution matches for its senior executives.

No Perquisites

The Company does not provide any executive perquisites.

Incentive Compensation

Incentive compensation consists of annual cash incentive awards and equity incentive grants in the form of restricted stock units. The cash and equity opportunities are tied to the achievement of pro-forma diluted net earnings per share targets based on a Board-approved operating plan. Each participant in the Company’s executive compensation program has target cash and equity incentive opportunities expressed as a percentage of salary. For 2013, the “Goal” and “Superior” targets established by the Compensation Committee represented a 15.1% and 26.5% improvement over prior year actual pro-forma diluted net earnings per share, respectively.

Role of Consultants

As mentioned above, in 2005 the Compensation Committee engaged Mercer to assist in its evaluation of the then-existing executive compensation programs administered by the Company. Mercer was engaged directly by the Compensation Committee. The firm was instructed to meet with members of the Compensation Committee and senior management to obtain their respective views on various matters related to the compensation of the Company’s CEO and other named executive officers and to discuss the Company’s current and future business strategies. The consulting firm was instructed to make recommendations related to the executive compensation programs of the Company, including the cash and equity components of these programs, after comparing these programs to market data and practices for a group of peer companies. Based on these recommendations, the Compensation Committee implemented an equity incentive plan for its CEO and COO that provided significant incentive opportunities tied to the attainment of specific financial performance goals—annual pro-forma diluted net earnings per share targets—which are tied to an operating plan approved by the Board.

In 2011, the Compensation Committee engaged John Bloedorn, an independent executive compensation consultant who served as the lead consultant for the 2005 program review, to review the Company’s executive compensation programs and update the recommendations received by the Compensation Committee in 2005. In light of that review, the Compensation Committee concluded that the programs remain competitive and appropriate given the Company’s size and industry. However, the Committee chose to further enhance its pay-for-performance objectives by modifying its equity-related incentive feature for the CEO and COO described above and in greater detail below under “Executive Compensation Decisions for 2013.” With respect to both the 2005 and 2011 reviews, the consultant did not perform any services on behalf of management and did not have any potential business conflicts that would affect its role as an independent advisor.

Shareholder “Say on Pay” Vote

In the “Say on Pay” vote provided by the Company at its 2013 annual meeting of shareholders, our shareholders approved the compensation of the Company’s executives as disclosed in the Company’s proxy statement for the meeting, with approximately 77.3% of the votes cast in favor. The Compensation Committee considered the results of this vote in choosing to maintain the Company’s overall compensation philosophy and objectives and in setting the compensation of the Company’s named executive officers for fiscal year 2014. See “Proposal 3—Advisory Vote on Executive Compensation” on page 35 of this proxy statement for more information.

Executive Compensation Decisions for 2013

Base Salary

The Compensation Committee has determined that the base salaries of the Company’s named executive officers, Messrs. Fernandez, Dungan, and Ramirez, remain at market competitive levels for companies of similar size within the Company’s industry. Accordingly, the Compensation Committee decided to not increase the named executive officers’ base salaries in 2013, and their base salaries will remain unchanged for 2014 as well. Messrs. Fernandez, Dungan, and Ramirez’s base salaries in 2013 were $750,000, $525,000 and $300,000, respectively. For information about the 2013 compensation of the Company’s named executive officers, see “Summary Compensation Table” on page 18 of this proxy statement.

Incentive Compensation

Each participant in the Company’s executive compensation program has target cash and equity incentive opportunities expressed as a percentage of salary. For 2013, variable compensation paid to Messrs. Fernandez and Dungan represented 58% and 52%, respectively, of their total compensation, excluding unvested performance-based SARs issued in 2013. The payout levels are based on target achievements that, when taken in the aggregate, should result in a certain level of operating results for the Company as a whole that warrants bonus payouts at these levels. As the annual level of corporate performance (for 2013 measured in pro-forma diluted net earnings per share ) changes, so too will the number of potential restricted stock units that may be awarded in any given year. Each year, the Compensation Committee establishes three levels of performance achievement targets — “Commence,” “Goal” and “Superior.” Performance-based incentive awards earned are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units. If the Company’s performance falls short of the Board’s goals for the business, then the incentive compensation paid in connection with these programs is reduced or eliminated. Payouts are interpolated if results fall between performance levels.

At its meeting held on February 13, 2013, the Compensation Committee reviewed and approved base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the Company’s other senior leaders. Consistent with prior years, the Compensation Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses in connection with the achievement 2013 performance targets. As discussed above, the Compensation Committee chose to establish pro- forma diluted net earnings per share targets for the 2013 program. For 2013, the “Goal” and “Superior” targets established by the Compensation Committee were 45.5 cents and 50 cents, respectively. These targets represented a 15.1% and 26.5% improvement over prior year actual proforma diluted net earnings per share targets established by the Compensation Committee, respectively. In addition, the equity incentive program for the Company’s CEO and COO for 2013 was one half of the normal opportunity in recognition of the performance-based SARs grant, (initially issued as options in 2012) half of which vests based on pro-forma diluted net earnings per share growth of 50% and the other half of which vests based on pro-forma EBITDA growth of 50%, using fiscal year 2011 results as a baseline. The SARs grants replace one half of our CEO and COO’s equity opportunity for compensation years 2012 to 2015.

Additionally, in November of 2013, our CEO and COO received 300,000 and 150,000 SAR’s grants, respectively, to replace stock options that were set to expire in February of 2014. The Compensation Committee determined that this action was appropriate in order to preserve an opportunity that had already been earned.

2013 Performance Outcomes

In 2013, the Company generated revenue and pro-forma earnings of $223.8 million and $13.3 million, respectively. The Company had revenue growth of $1.1 million with corresponding pro-forma diluted net earnings per share growth of 4%, which resulted in pro-forma diluted net earnings per share of $0.41 and pro-forma EBITDA of $24.5 million. In accordance with the targets established by the Compensation Committee, the Company’s actual 2013 pro-forma diluted net earnings per share of $0.41. resulted in 74% of the “Goal” level payout under the Company’s 2013 executive compensation plan.

Executive Compensation Program Decisions for 2014

At its meeting held on February 12, 2014, the Compensation Committee reviewed and approved 2014 base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the Company’s other senior leaders. Consistent with prior years, the Compensation Committee specifically approved a program for its named executive officers that would pay annual cash and equity bonuses in connection with the achievement 2014 performance targets. The Compensation Committee chose to retain the pro-forma diluted net earnings per share target in the 2014 program. Consistent with 2013, the equity incentive opportunity for the Company’s CEO and COO was reduced by fifty percent (50%) from historical levels in recognition of the 2012 performance-based stock option grants that subsequently were converted into SARs in 2013.

In 2014, the Compensation Committee introduced a new “Senior Practice Leaders Equity Incentive Program” which allowed its senior practice leaders the opportunity to defer the vesting dates for three additional years of outstanding unvested RSU grants in exchange for a guaranteed value of the Company stock on the deferred vesting dates. Our named executive officers were not included in the pool of associates eligible to participate in this Program. The Compensation Committee believes that this Program serves as a valuable retention tool for the Company.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Compensation Committee meeting of the year. However, the timing of this approval could be changed due to extraordinary circumstances.

Tax and Accounting Considerations and Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation must be included in this proxy statement because they are our most highly compensated executive officers. Section 162(m) exempts qualifying performance-based compensation from the deduction limit, however, if certain requirements are met. It is the Compensation Committee’s intent that awards to executive officers under the Company’s annual performance-based cash bonus and equity awards program qualify for this exemption. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. The Compensation Committee believes that tax deductibility is one of several important consideration in determining compensation for the Company’s named executive officers, and therefore retains the flexibility to pay compensation to senior executives based on other considerations, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m).

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, the Company can recoup those improper payments from the CEO and CFO. In addition, the Company intends to implement a claw-back policy in accordance with the requirements of the Dodd-Frank Act and the related regulations when those regulations are issued pursuant to that Act.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Equity (Restricted Stock) Incentive Compensation Awards ($)(2)	Performance Based Stock Option Awards ($)(3)(4)	Total ($)
Ted A. Fernandez (Chairman, Chief Executive Officer)	2013 2012 2011	750,000 750,000 750,000	555,900 602,873 1,059,300	472,515 512,645 1,275,000	369,314 914,674 —	2,147,729 2,780,192 3,084,300

David N. Dungan (Vice Chairman, Chief Operating Officer)	2013 2012 2011	525,000 525,000 525,000	311,304 337,609 420,000	248,070 269,139 669,375	184,657 480,204 —	1,269,031 1,611,952 1,614,375

Robert A. Ramirez (Executive Vice President Finance and Chief Financial Officer)	2013 2012 2011	300,000 300,000 300,000	111,180 120,575 150,000	161,180 120,622 150,000	— 47,826 —	572,360 589,023 600,000

(1)	See “Compensation Discussion and Analysis” on page 12 of this proxy statement for a discussion of how the cash (non-equity) incentive amounts are determined. Also see the “Grants of Plan-Based Awards” table on page 19 of this proxy statement for additional detail on cash and equity incentive compensation earned based on fiscal 2013 performance.
(2)	Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance FASB ASC Topic 718, of grants of performance-based restricted stock units to the named executive officers in the applicable fiscal year.
(3)	The amounts shown for 2012 in this column represent the grant date fair value of stock options subject to performance-based vesting conditions granted in 2012, based on the probable outcome of such conditions. This amount is consistent with the estimate of the aggregate compensation cost for each award to be recognized over the service period determined as of the grant date in accordance FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value of each award at the grant date assuming that the highest level of performance conditions will be achieved for Messrs. Fernandez, Dungan and Ramirez is $2,504,897, $1,315,072 and $130,975, respectively. In March 2013, the performance-based options for Mr. Fernandez and Mr. Dungan were replaced with SARs equal in number to the number of options granted to each of them in 2012, which will be settled in cash, Company stock or any combination thereof, at the Company’s discretion. Half of the grant vests upon the achievement of 50% growth of pro-forma diluted net earnings per share and the other half vests based on 50% growth of pro-forma EBITDA growth based on a trailing twelve month period. Because all of the SARs represent replacement awards for the options granted to Mr. Fernandez and Mr. Dungan in 2012, no amounts in respect of the SARs have been reported in this column for 2013. As of December 27, 2013 and as of the Record Date, none of the performance conditions associated with these awards have been achieved, and, as such, none of these awards have been earned or vested.
(4)	In November 2013, 300,000 vested options for Mr. Fernandez and 150,000 vested options for Mr. Dungan, both with an exercise price of $6.25 per option, were converted to vested SARs with the same exercise price. The amounts shown for 2013 in this column represent the grant date fair value of the vested SARs. These SARs will be settled in cash, Company stock or any combination thereof, at the Company’s discretion and expire in November 2023.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR 2013

The following table sets forth information on the cash and equity grant awards issued to the named executive officers under the Company’s executive compensation plan for fiscal 2013.

Name	Grant Date	Cash (Non-Equity) Incentive Compensation Awards ($)	Equity (Restricted Stock Unit) Incentive Compensation (#)(1)	Grant Date Fair Value of Stock Awards ($)
Ted A. Fernandez	February 12, 2014	555,900	80,087	472,515
David N. Dungan	February 12, 2014	311,304	42,046	248,070
Robert A. Ramirez	February 12, 2014	111,180	27,421	161,180

(1)	See “Compensation Discussion and Analysis” on page 12 of this proxy statement for a discussion of the performance criteria and how awards are determined. One third of each equity grant vests annually beginning with the first anniversary of the grant date.
(2)	Does not include 1,912,500 and 1,004,063 performance-based stock options granted to Messrs. Fernandez and Dungan, respectively, in 2012, which in 2013 were converted into SARs with the same terms and conditions as the options. See “Executive Compensation Decisions for 2013” on page 15 of this proxy statement. Also, does not include 300,000 and 150,000 vested options granted to Messrs. Fernandez and Dungan, respectively, in 2004, which in 2013 were converted into vested SARs with the same exercise price and an expiration date of November 2023.

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan and The Hackett Group, Inc. Employee Stock Purchase Plan.

The table below sets forth the following information as of December 27, 2013 for (1) all compensation plans previously approved by the Company’s shareholders and (2) all compensation plans not previously approved by the Company’s shareholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants, rights and restrict stock units and the vesting of unvested restricted stock units;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•

The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)(3)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	2,910,304	—	1,974,262
Stock options issued under equity compensation plans approved by shareholders(1)	366,714	4.39	—
Equity compensation plans not approved by shareholders	—	—	—

Total	3,277,018		1,974,262	(2)

(1)	The equity compensation plans approved by the Company’s shareholders are the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) and the Company’s Employee Stock Purchase Plan. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock, restricted stock units, stock options and SARs. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding, unvested and available for issuance under the Plan.
(2)	As of the Record Date, the number of shares available for issuance pursuant to awards of restricted stock or restricted stock units was 1,368,724.
(3)	This amount does not include 224,821 shares available for issuance under the Company’s Employee Stock Purchase Plan.
(4)	This amount does not include 2,916,563 performance-based stock options granted in 2012, which were converted into SARs in 2013 and 470,000 vested stock options granted in 2004, which were converted into SARs in 2013.

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998, as amended on November 10, 2004 and June 10, 2005. It was further amended as of December 30, 2008 to comply with Section 409A of the Internal Revenue Code. The agreement provided for a three-year term (with an automatic renewal for one additional year on each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions: (1) upon a change of control, regardless of termination, Mr. Fernandez will receive two hundred percent of his annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs and no further payments would be due upon termination; (2) upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason,” Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs; (3) upon termination for disability, Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs; and (4) upon termination due to death, Mr. Fernandez will receive full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs. Also see “Executive Compensation Decisions for 2013” on page 15 of this proxy statement.

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001, as amended on November 10, 2004 and on March 24, 2006. It was further amended as of December 30, 2008 to comply with Section 409A of the Internal Revenue Code. Mr. Dungan’s agreement provided for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions: (1) upon a change of control, regardless of termination, Mr. Dungan will receive two hundred percent of his annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs and no further payments would be due upon termination; (2) upon termination by the Company without cause, or upon termination by Mr. Dungan for “good reason,” Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs; (3) upon termination for disability, Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of any issued and outstanding equity grants, including restricted stock units, stock options and SARs; and (4) upon termination due to death, Mr. Dungan will receive full vesting of all issued and outstanding equity grants, including restricted stock units, stock options and SARs. Also see “Executive Compensation Decisions for 2013” on page 15 of this proxy statement.

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement provided for a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and currently provides for an annual salary and bonus pursuant to a bonus plan to be adopted by the Board for each fiscal year. In the event Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason,” Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination. In the event Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. In addition, the Company’s employment agreement with Mr. Ramirez contains provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation. If Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and restricted stock, restricted stock units and stock options then held by him will become fully vested. Also see “Executive Compensation Decisions for 2013” on page 15 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(Does not include equity awards granted after fiscal year-end. See the “Grants of Plan-Based Awards” table on page 19 of this Proxy Statement and “Executive Compensation Decisions for 2014” on page 16 of this proxy statement for information on payments and grants made following the 2013 fiscal year-end.)

	Outstanding SAR Awards				Stock Awards
Name	Number of Rights Underlying Unexercised SARs Exercisable (#)	Number of Rights Underlying Unexercised SARs Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Ted A. Fernandez	—	1,912,500	4.00	February 8, 2022	467,003	(1)	2,900,089
	300,000	—	6.25	November 7, 2023
David N. Dungan	—	1,004,063	4.00	February 8, 2022	275,248	(2)	1,709,290
	150,000	—	6.25	November 7, 2023
Robert A. Ramirez(4)	—	—	—	—	84,405	(3)	524,155

(1)	Represents 467,003 performance-based restricted stock units granted in 2011, 2012 and 2013 for 2010, 2011 and 2012 fiscal year performance. Excludes 80,087 restricted stock units granted on February 12, 2014 for 2013 fiscal year performance, one third of which vest annually on the anniversary of the date of grant. 26,696 of these stock units will vest in 2014. See “Executive Compensation Decisions for 2014” on page 16 of this proxy statement.
(2)	Represents 275,248 performance-based restricted stock units granted in 2011, 2012 and 2013 for 2010, 2011 and 2012 fiscal year performance. Excludes 42,046 restricted stock units granted on February 21, 2014 for 2013 fiscal year performance, one third of which vest annually on the anniversary of the date of grant. 14,015 of these stock units will vest in 2014. See “Executive Compensation Decisions for 2014” on page 16 of this proxy statement.
(3)	Represents 75,828 performance-based restricted stock units granted in 2011, 2012 and 2013 for 2010, 2011 and 2012 fiscal year performance. Also includes 8,577 restricted stock units granted in 2013 at the discretion of the Compensation Committee. Excludes 18,844 restricted stock units granted on February 12, 2014 for 2013 fiscal year performance, one third of which vest annually on the anniversary of the date of grant. 6,281 of these stock units will vest in 2014. See “Executive Compensation Decisions for 2014” on page 16 of this proxy statement.
(4)	Excludes performance-based options granted in 2012 to Mr. Ramirez of 100,000, Any portion of the options that are not vested by February 17, 2018 will be forfeited. Any portion of the options vested as of this date will expire on February 17, 2022. No other options are outstanding for the named executive officers at the end of fiscal 2013.
(5)	The market value was determined using the closing price of a share of stock at the end of fiscal 2013.

OPTION EXERCISES AND STOCK VESTED

(During fiscal year-ended December 27, 2013)

	Option Awards		Outstanding Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ted A. Fernandez(1)	—	—	—	—
David N. Dungan(1)	—	—	—	—
Robert A. Ramirez	—	—	43,105	152,542

(1)	Excludes 242,308 and 157,783 performance-based restricted stock units for Messrs. Fernandez and Dungan, respectively, for which vesting and payment was advanced fifty-seven days into 2012. Correspondingly, the 2013 shares vested amount does not include these RSUs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below quantify (in U.S. Dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal 2013. All amounts are calculated assuming (i) a fiscal year-end 2013 termination date of December 27, 2013 and (ii) the price per share of the Company’ securities was the closing market price as of that date. These payments are subject to the terms of the employment agreements that are summarized on pages 20-21 in the “Compensation Discussion & Analysis” included in this proxy statement.

Mr. Fernandez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)
Compensation:
Base Salary	—	750,000	—	750,000	1,500,000
Annual Bonus	—	—	—	555,900	1,111,800
SARs and Restricted Stock Units (unvested and accelerated)(1)	3,397,429	3,397,429	—	3,397,429	3,397,429

Benefits and Perquisites:
Health Insurance Premiums	18,605	18,605	—	18,605	18,605
Life, Accidental Death and Disability Premiums	6,002	6,002	—	6,002	6,002
Life Insurance Premium	10,894	10,894	—	10,894	10,894
Gross-up Payment	—	—	—	—	—

Total	3,432,930	4,182,930	—	4,738,830	6,044,730

Mr. Dungan’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)
Compensation:
Base Salary	—	525,000	—	525,000	1,050,000
Annual Bonus	—	—	—	311,304	622,608
SARs and Restricted Stock Units (unvested and accelerated)(1)	1,970,396	1,970,396	—	1,970,396	1,970,396

Benefits and Perquisites:
Health Insurance Premiums	12,938	12,938	—	12,938	12,938
Life, Accidental Death and Disability Premiums	5,606	5,606	—	5,606	5,606
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—

Total	1,988,940	2,513,940	—	2,825,244	3,661,548

Mr. Ramirez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change in Control ($)
Compensation:
Base Salary	—	—	—	150,000	300,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)(1)	641,176	641,176	—	641,176	641,176

Benefits and Perquisites:
Health Insurance Premiums	18,605	18,605	—	18,605	18,605
Life, Accidental Death and Disability Premiums	2,961	2,961	—	2,961	2,961
Life Insurance Premium	5,037	5,037	—	5,037	5,037
Gross-up Payment	—	—	—	—	—

Total	667,779	667,779	—	817,779	967,779

(1)	Does not include any value ascribed to issued but unearned and unvested performance-based stock options, that have since been replaced with SARs, which would vest on a pro-rata basis based on achievements against pro-forma diluted net earnings per share and pro-forma EBITDA targets upon death, disability, termination without cause or for good reason or upon a change of control. See “Executive Compensation Program Decisions for 2013” on page 15 of this proxy statement for more information.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control. Benefits under the employment agreements will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

Director Compensation for 2013

Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board or any of its committees. Each outside director receives an annual $15,000 cash retainer. Outside directors also receive a cash fee of $4,000 for each regularly scheduled Board meeting attended in person and a cash fee of $1,500 for each regularly scheduled Board meeting attended by telephone. Committee members also receive a cash fee of $1,000 for each regularly scheduled committee meeting attended. Both Board and committee members also receive a cash fee of $750 for each special meeting attended whether in person or otherwise. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The Company’s outside directors also receive an annual restricted stock unit grant equal in value to $60,000 on the date of grant. All restricted stock units granted under this program vest in three equal annual installments beginning on the first anniversary of the grant and will also vest upon termination of service. The Board reserves the right to make additional stock option or restricted stock unit grants to directors who are not officers of the Company on a discretionary basis during any fiscal year. Upon reaching ten years of service on the Board, outside directors members receive a restricted stock unit grant equal in number of units to his or her annual service grant for that year. Beginning with grants that occurred in 2012, each of the Company’s outside directors is allowed to elect to defer the receipt of their shares upon vesting for three years, five years or until death, disability or termination of service on the Board.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (1)($)	Stock Option Awards (1)($)	Total ($)
Terence M. Graunke	27,500	60,000	—	87,500
Richard N. Hamlin	40,500	60,000	—	100,500
John R. Harris	41,500	60,000	—	101,500
Edwin A. Huston	40,500	60,000	—	100,500
Alan T.G. Wix	41,500	60,000	—	101,500

(1)	Amounts shown in these columns are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for restricted stock unit and stock option awards during fiscal 2013. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year-end appears in the following “Outstanding Director Equity Awards at 2013 Fiscal Year-End” table.

Director Compensation for 2014

For 2014, the Company’s outside director compensation program will remain unchanged.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT 2013 FISCAL YEAR-END

Name	Restricted Stock Awards (vested/unvested) (#) (1)(2)	Stock Option Awards (exercisable/ unexercisable) (#)
Terence M. Graunke	— /34,485	— /—
Richard N. Hamlin	— /42,900	15,000 /—
John R. Harris	— /34,485	— /—
Edwin A. Huston	— /34,485	20,000 /—
Alan T.G. Wix	— /29,356	15,000 /—

(1)	Does not include 10,170 restricted stock units granted on February 12, 2014 in connection with the Company’s Outside Director Compensation Plan, one third of which vest annually on the each of the first three anniversaries of the date of grant.
(2)	Outside Board members are subject to stock ownership guidelines. See “Nominating and Corporate Governance Committee” on page 9 of this proxy statement.

Compensation Committee Interlocks

The Compensation Committee consists of Messrs. Huston (Chairman), Hamlin, Harris and Wix. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the director is an executive.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S 1998 STOCK OPTION AND INCENTIVE PLAN TO (I) INCREASE THE SUBLIMIT FOR ISSUANCES OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS BY 750,000 SHARES AND (II) INCREASE THE TOTAL NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1998 STOCK OPTION AND INCENTIVE PLAN BY 750,000 SHARES.

Description of Proposed Amendment. The Board has adopted, subject to shareholder approval, an amendment to the Company’s 1998 Stock Option and Incentive Plan, as amended and restated as of March 11, 2013 (the “Plan”). As described in further detail below, the purpose of the amendment is to increase the sublimit for issuances of restricted stock and restricted stock units by 750,000 shares – from 14,230,237 to 14,980,237 – and to increase the total number of shares authorized for issuance under the Plan by 750,000 shares – from 18,067,536 to 18,817,536.

The table below reflects the impact of Proposal 2 as of the Record Date, assuming approval by the Company’s shareholders.

	Assuming Proposal 2 Is Approved
Plan Category	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (#)	Plan and RSU Sublimit Increase (#)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (#)
Restricted stock units issued under equity compensation plans approved by shareholders	1,368,724	750,000		2,118,724
Stock options issued under equity compensation plans approved by shareholders	—	—	(1)	—
Equity compensation plans not approved by shareholders	—	—		—

Total	1,368,724			2,118,724

(1)	Since the approval of Proposal 2 would result in a sublimit amount that equals the total shares available for issuance, all available shares are reflected as shares available for restricted stock unit issuances.

Increase in Restricted Stock and Restricted Stock Unit Issuance Sublimit. As of the Record Date for the 2014 Annual Meeting, 1,368,724 shares were available for issuance under the Plan pursuant to awards of restricted stock or restricted stock units. The Company is seeking additional shares available for the issuance of restricted stock and restricted stock units and a corresponding increase in the total number of shares authorized for issuance under the Plan to ensure that it can fund the Company’s current compensation programs for 2014 and 2015, including potential grants to senior new hires. If the amendment is not approved, this would create uncertainty with regard to the Company’s ability to continue the current programs which it considers to be very successful and in the best interest of the Company and its shareholders, pending subsequent shareholder approval at its 2015 Annual Meeting of Shareholders. In addition, the Company will have to create an alternative to this equity component in order to provide compensation programs that are considered competitive. The most likely alternatives would be awards settled in cash which would eliminate the significant retention value that comes from the vesting of restricted stock units as well as eliminate shareholder value creation alignment that comes from holding unvested restricted stock units as compared to cash compensation.

Restricted Stock Unit Issuance History and the Impact of Company Actions on Volatility. The following table includes for 2011, 2012 and 2013 (i) the number of restricted stock unit granted by the Company to its employees and Board of Directors; (ii) the annualized volatility calculated according to the Institutional Shareholder Services (“ISS”) methodology which is used in ISS’ “burn rate”, or annual dilution, calculation; and (iii) the weighted average number of common shares outstanding for each year. Over this period, the Company returned $76.8 million to its shareholders through two modified Dutch Auctions and its share repurchase program. These actions resulted in a materially lower number of common shares outstanding, which the Company believes led to share price appreciation and lowered the volatility ratio of its common stock used by ISS to calculate its “burn rate”. By strongly supporting the price of the Company’s stock through its buyback programs, the Company believes that it has reduced its volatility ratio and in doing so, moved slightly below the ISS restricted stock unit multiplier threshold which increases the dilution value assigned to a restricted stock unit from 1.5 to a more unfavorable 2 to 1 ratio. This increase results in a higher “burn rate” calculation used by ISS on which they will likely base their recommendations on this Proposal.

In addition to the buyback programs, the Company also took additional measures to reduce the number of restricted stock units granted over this same period by setting ambitious performance targets in its compensation programs and by taking advantage of higher share prices which resulted in fewer equity grants. In addition, in 2012 our CEO and COO agreed to forego half of their restricted stock unit equity bonus opportunities for 2012 through 2015 in exchange for performance-based SARs that vest only upon the achievement of performance targets set by the Compensation Committee. This action further reduced the number of restricted stock units issued in 2013 and 2014. The best indication of the impact of all of the Company’s actions discussed above is illustrated below. Based on the number of shares the Company expects to grant in 2014 its annual grant in 2014 will be 56% lower than the amount granted in 2011 and is expected to be nearly 35% lower than last year.

Year	Restricted Stock Units Granted		Year-over-Year Restricted Stock Unit Grant Variance	ISS Annual Volatility Calculation Based on ISS Methodology	Weighted Average Number of Common Shares Outstanding
2011	1,896,222		—	58.50%	39,895,422
2012	1,407,077		-25.80%	56.90%	31,703,544
2013	1,261,783		-10.33%	41.10%	30,283,298
2014(est)	823,788	(est)	-34.71%	NA	30,101,304

From 2011 to 2013, in large part due to the Company’s aggressive buy back programs which benefited our shareholders, the Company’s annual volatility percentage was lowered. This lower volatility will penalize the Company in the burn rate analysis performed by ISS when it analyzes the Plan amendment. Simply stated, a lower volatility ratio results in a higher burn rate. The burn rate, expressed as a percentage, represents the rate at which a company is issuing equity awards and is an evaluation of the three year average burn rate relative to industry peers as assigned by ISS. ISS assigns a full-share grant multiple to awards, such as the restricted stock units issued by the Company, based on volatility. As a company’s volatility ratio goes down, the full-share grant multiple increases. Since our three year annualized volatility ratio fell below the threshold of 54.6%, all restricted stock units issued between 2011 and 2013 are now being multiplied by a full-share grant multiple of 2 rather than 1.5, resulting in a three year average annual burn rate of 7.80%, which exceeds the ISS industry burn rate threshold of 7.25%.

If the three year annualized volatility was higher than 54.6%, the burn rate calculation for the Company using the ISS methodology would have used the historical multiplier of 1.5 to 1 and the Company would have met the ISS burn rate test. It is important to note again, that the Company believes that the lower volatility (and unfavorable burn rate multiplier for restricted stock unit grants) is a result of its aggressive stock repurchases which has included two modified Dutch Auctions within the last three years. Without these buyback actions, the Company believes that its volatility ratio would have remained at a level that would have supported the 1.5 to 1 full-share grant multiplier and would have resulted in a passing burn rate based on the ISS methodology.

The Company believes that its inability to meet the ISS burn rate threshold is the result of significant actions that have benefitted its shareholders through return of capital over a period when the Company has also reduced the issuance of equity grants under the Plan. The reduction in equity grants is consistent with the 750,000 share request increase in the sublimit for restricted stock and restricted stock unit issuances reflected in the Plan amendment. This is 39% lower than last year’s requested share increase Plan amendment and is also lower than prior Plan amendments for which the Company has sought approval. For these reasons, and the other reasons set forth in this Proposal, the Board of Directors believed that it is in the best interest of the Company’s shareholders to amend the Plan to increase the sublimit for restricted stock issuances and the total number of shares available by 750,000 shares thereunder and to seek shareholder approval for the Plan amendment.

Importance of the Equity Component of the Company’s Compensation Programs. The Board of Directors believes that the continued growth and success of the Company depends, in large part, upon its ability to attract, retain and motivate key employees. In order to accomplish these goals, the Company must maintain compensation programs that include an appropriate balance of short-term and long-term incentives. The Company’s primary competitors in the strategic consulting and executive advisory sector have compensation programs that are focused on cash compensation and are further supported with meaningful retirement benefits. The Company does not provide any retirement benefits to its executives. The Company’s programs provide for a combination of cash and equity compensation that allows it to compete for high-impact talent. Total compensation is provided in the form of a base salary and performance-based cash bonus and an equity award opportunities, which are both defined as a percentage of salary. A key element of this compensation strategy is the equity component of the Company’s compensation plan. This component allows the Company to distribute to participants equity in lieu of the cash compensation awards that they would receive from most of its competitors. The Board believes that this equity award component of compensation, when funded with restricted stock units under the Plan, accomplishes several key objectives. By issuing restricted stock units based on performance, the Company is able to provide its best associates measurable competitive incentive compensation for current year performance, in lieu of or in addition to cash. This also allows key employees to participate in shareholder value creation and acts as a significant retention tool since the awards vest over a three-year period. Additionally, the issuance of equity is essential to the compensation and retention program of senior executives since the Company does not provide any retirement (pension or 401k match) benefits to its senior executives.

Impact of Plan Amendment. If the Plan amendment is approved by the Company’s shareholders, total shares available for issuance under the Plan and the sublimit for restricted stock and restricted stock unit issuances will be 2,118,724 shares.

Aspects of Equity Compensation at The Hackett Group. The Company’s equity incentive plan for its named executive officers provides significant incentive opportunities tied to the attainment of specific financial performance goals—currently annual pro-forma diluted net earnings per share targets—which are tied to an operating plan approved by the Board of Directors. Similar equity incentive plans exist for the senior service line and practice leaders of the Company with significant responsibilities. The targets for these leaders are tied to the performance of the individual service line and practices they manage. Each participant in these programs has target equity incentive opportunities expressed as a percentage of salary. The payout levels are based on target achievements that, when taken in the aggregate, should result in a certain level of operating results for the Company as a whole that warrants equity bonus payouts at these levels. As the annual level of corporate performance (measured in pro-forma diluted net earnings per share) changes, so too will the number of potential restricted stock units that may be awarded in any given year. There are three levels of performance achievement—“Commence,” “Goal” and “Superior.” Performance-based incentive awards earned (calculated in U.S. Dollars) are divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units. Therefore, as the share price increases, the number of restricted stock units issued decreases and vice versa. If Company performance falls short of the Board of Directors’ goals for the business, then the bonus compensation paid in connection with these programs is reduced or eliminated.

Restricted stock unit awards are performance-based and issued based on target pro-forma diluted net earnings per share and underlying practice plans which, if achieved, the Board of Directors believes should result in share price appreciation consistent with the compensation opportunity, subject to market conditions. The restricted stock unit awards are in lieu of cash compensation that would not align the interest of the Company’s key associates with shareholders’ interests. By issuing restricted stock units in lieu of cash, key associates have strong incentives to increase shareholder value. The restricted stock units vest over three or four years. This is one of the Company’s most important retention tools.

The grant of restricted stock units is also a vital component of the Company’s equity incentive plan applicable to its senior leaders who are not named executive officers. This is of special importance when you consider that senior executives receive no retirement (pension or 401k match) benefits.

The foregoing is a broad summary of the 2014 long-term equity incentive program. The Board retains the right to modify the program in the future. Please refer to the “Compensation Discussion and Analysis” on page 12 of this Proxy Statement for more details on the Company’s executive compensation program and other significant compensation programs.

Material Features of the Plan

The following description of the material terms of the Plan, as amended, is intended to be a summary only. This summary is qualified in its entirety by the complete text of the Plan. Except for the increase in the sublimit for awards of restricted stock and restricted stock units and the increase in the total number of shares available for issuance under the Plan, the proposed amendment for which stockholder approval is sought make no material changes in the Plan as previously in effect.

Purpose. The purpose of the Plan is to advance the interests of the Company by providing eligible individuals an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and will encourage such eligible individuals to remain employed by the Company. The Board of Directors believes that the opportunity to acquire an equity interest in the Company, especially through restricted stock and restricted stock units, will attract and encourage the continued employment and service of officers and other key employees by facilitating their acquisition of an equity interest in the Company. Further, approval of the Plan to increase the aggregate number of shares available for the issuance of restricted stock or restricted stock units will afford the Company the ability to sustain existing performance-based compensation plans and the additional flexibility in making awards deemed necessary to support the goals of the Company in the future.

Eligible Individuals. The Plan provides for grants to officers, directors, employees, consultants and other service providers of the Company and its subsidiaries. Approximately 50 individuals are eligible to receive awards under the Plan from time to time. This number varies from year to year.

Shares Available for Issuance; Award Restrictions. The Plan currently authorizes the issuance of up to 18,067,536 shares of common stock, plus any shares of common stock awarded under any prior stock option plan of the Company that are forfeited or otherwise terminate without the delivery of stock. If this Proposal is approved, the number of shares that can be awarded as restricted stock or restricted stock units will be increased to 14,980,237 and the total shares authorized for issuance under the Plan will increase to 18,817,536. During any calendar year, the maximum number of options that may be granted to any one person is 1,000,000 and the maximum number of shares underlying the issuance of restricted stock and restricted stock units that may be issued to any one person is 400,000. Each of these limits is subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction. Assuming the amendment is approved by the Company’s shareholders, as of the Record Date 2,118,724 shares would be available for issuance under the Plan and 2,118,724 shares of restricted stock or restricted stock units would be available for issuance. As of the Record Date, the number of issued and unvested restricted stock units was 2,284,559 and the number of outstanding stock options, both vested and unvested was 341,417. These stock options had an average weighted exercise price of $4.24 and an average remaining term of 3.3 years.

Administration. The Board of Directors has such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation, bylaws and applicable law. The Board of Directors, from time to time, may delegate to a committee such powers and authorities related to the administration and implementation of the Plan as the Board of Directors shall determine. The Board of Directors has the full power and authority to take all actions and to make all determinations required or provided for under the Plan and to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board of Directors deems to be necessary or appropriate to the administration of the Plan. To the extent an award is intended to constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, it will be granted and administered by a committee consisting solely of “outside directors” as that term is defined in Section 162(m). The Company’s Compensation Committee has been delegated the authority to administer the Plan.

Stock Subject to the Plan. The shares issued or to be issued under the Plan are shares of the Company’s common stock. On March 14, 2014, the opening market price of the Company’s common stock on the NASDAQ Global Market was $6.02.

Types of Awards. Awards under the Plan include incentive stock options, non-qualified stock options, restricted stock, restricted stock units and SARs.

Stock Options. The Board of Directors may, from time to time, grant nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). The exercise price of all stock options generally may not be less than 100% (110% in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities) of the fair market value of a share of common stock on the date of grant. Unless otherwise specified in an award agreement, stock options expire ten years after the date of grant (five years in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities). Unless otherwise determined by the Board of Directors, (i) upon a termination of a grantee’s employment other than for death or disability, unvested options will terminate and be cancelled immediately and vested options will remain exercisable for 90 days, (ii) upon a grantee’s termination due to death all options will vest and will remain exercisable for one year and (iii) upon a grantee’s termination of employment due to disability, all options will continue to vest and shall remain exercisable for one year. Stock options are intended to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.

Restricted Stock and Restricted Stock Units. The Board of Directors may, from time to time, grant restricted stock or restricted stock units to persons eligible to receive grants under the Plan, subject to such restrictions, conditions and other terms as the Board of Directors may determine. A restricted stock unit represents a conditional right to receive a share of common stock in the future. At the time a grant of restricted stock or restricted stock units is made, the Board of Directors shall establish a period of time over which the grant vests subject to the continued employment of the grantee (the “Restricted Period”). Each grant of restricted stock or restricted stock units may be subject to a different Restricted Period. The Board of Directors may, in its sole discretion, at the time a grant of restricted stock or restricted stock units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate practice or individual performance objectives, which may be applicable to all or any portion of the restricted stock or restricted stock units. The Board of Directors also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the restricted stock or restricted stock units. Unless otherwise determined by the Board of Directors, (i) upon a termination of a grantee’s employment other than for death or disability, unvested restricted stock and restricted stock units will terminate immediately, (ii) upon a grantee’s termination due to death, all restricted stock and restricted stock units will vest immediately and (iii) upon a grantee’s termination of employment due to disability, all restricted stock and restricted stock units will continue to vest for one year. Restricted stock and restricted stock units are intended to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.

Stock Appreciation Rights. On March 11, 2013 the Board amended the Plan to allow for the grant of SARs. The exercise price of all SARs generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. SARs expire ten years after the date of grant, unless otherwise specified in an award agreement. Unless otherwise determined by the Board of Directors (i) upon a termination of a grantee’s employment other than for death or disability, unvested SARs will terminate and be cancelled immediately and vested SARS will remain exercisable for 90 days, (ii) upon a grantee’s termination due to death all SARs will vest and will remain exercisable for one year and (iii) upon a grantee’s termination of employment due to disability, all SARs will continue to vest and shall remain exercisable for one year. The Company will satisfy its obligation upon exercise of SARs in cash or stock, in the sole discretion of the Board. The grantee may, in the sole discretion of the Board, be awarded dividend equivalent rights with respect to the shares of stock underlying the SARs that have vested as of the date the dividend is declared. Each dividend equivalent right will be distributed to the grantee as a specific dollar amount equal to the dollar amount of the dividend paid on an actual share of stock on the date the dividend is declared multiplied by the number of shares underlying the grantee’s SAR. SARs are intended to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.

Historical Share Grant and Delivery/Vesting Table. The table below is provided to highlight the timing of both the issuance and delivery of performance-based and non-performance-based restricted stock units. Generally, all restricted stock units issued to the Company’s employees have time-vesting requirements. Performance-based issuances are granted upon the achievement of annual Company, practice or individual performance goals, or a combination thereof, and are delivered after the satisfaction of additional time-vesting requirements. The Company believes this additional disclosure is important to evaluate the dilutive impact of its equity compensation programs.

	Shares Granted (#)			Shares Delivered/Vested (#)(1)
	2011	2012	2013	2011	2012		2013
Performance-based restricted stock units(2)	1,842,222	1,293,124	1,200,357	979,245	1,682,513	(4)	747,673
Non-performance related restricted stock units(3)	54,000	113,953	61,426	17,760	5,000		29,692
Stock options(5)(6)	—	—	—	—	—		—

Total	1,896,222	1,407,077	1,261,783	997,005	1,687,513		777,365

Average weighted shares outstanding				39,895,422	31,703,544		30,283,298

(1)	Excludes 660,257 restricted shares of common stock subject to vesting requirements issued in connection with acquisitions that do not reduce the number of shares available under the Plan.
(2)	Units issued upon achievement of Company, practice or individual performance goals, or a combination thereof, with vesting and delivery subject to time vesting.
(3)	Units issued upon hiring subject to vesting requirements.
(4)	Includes 399,591 performance-based restricted stock units for which vesting and payment was advanced fifty-seven days into 2012. Correspondingly, the 2013 shares delivered/vested amount does not include these RSUs.
(5)	Excludes 3,196,563 performance-based stock options granted in 2012, of which 2,916,563 were converted into SARs in 2013.
(6)	Excludes 470,000 vested stock options granted in 2004, which were converted into SARs in 2013.

Performance-Based Awards. The Compensation Committee may designate any stock options, restricted stocks, restricted stock units or SARs awarded under the Plan as “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code. The performance targets that may be used by the Compensation Committee for such grants will be based on the achievement of measurable and attainable financial targets selected by the Compensation Committee from the following list with respect to the Company or its subsidiaries, divisions, departments, regions, functions or business units: costs, expense targets, market share, net income, revenue, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating income growth, net operating profit, return on assets, return on net assets, sales, total shareholder return, relative total shareholder return (versus an index or peer group), stock price, return on equity, return on capital, total earnings, operating earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) calculated on a pro-forma basis or based on generally accepted accounting principles, basic or diluted net earnings per share or earnings per share growth calculated on a pro-forma basis or based on generally accepted accounting principles, operating efficiency ratios, economic value added, cash flow return on investment, free cash flow, net cash provided by operations, gross margin, internal rate of return, or a combination thereof as selected by the Committee.

The performance targets may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time and may be measured in terms of the performance of the Company (or its subsidiaries, departments, divisions, regions, functions, or business units) or measured relative to selected peer companies or a market index. The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each grantee will be assigned a target number of shares of stock options, restricted stock, restricted stock units or SARs payable if the specified performance targets are achieved. At the end of the performance period, the Compensation Committee will certify the attainment of the performance targets and payment of the awards will be conditioned upon such certification. The Compensation Committee may provide that the number of shares of common stock payable under a grant will exceed the target number, but in no event can the amounts exceed the limits described above. In addition, the Compensation Committee may reduce any award in its sole discretion even if the performance goals are satisfied. The terms of performance-based awards will be made and administered in accordance with Section 162(m).

Re-pricing of Options. The Plan prohibits re-pricing of stock options and SARs. For these purposes, to re-price a stock option or SAR means (i) to reduce the exercise price, or (ii) to grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

Transferability. Except as otherwise provided in the Plan or an applicable award agreement, during the lifetime of a grantee, only the grantee (or, in the event of legal incapacity or incompetence, the grantee’s guardian or legal representative), may exercise an option or SAR. Except as otherwise provided in the Plan or an applicable award agreement, no option or SAR shall be assignable or transferable by the grantee to whom it is granted, other than by will or the laws of descent and distribution. Notwithstanding the forgoing, the Board of Directors may permit a grantee to transfer an option without consideration to a family member (as defined in the Plan). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board of Directors with respect to such restricted stock or restricted stock units other than by will or the laws of descent and distribution.

Recoupment. All grants made under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of a grant are subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy or as set forth in an award agreement.

Term; Amendment. The Plan will remain in effect until terminated by the Board of Directors, however, no incentive stock options may be granted on or after the 10th anniversary of the last shareholder approval of the Plan (five years in the case of incentive stock options granted to individuals who own more than 10% of the Company’s voting securities). The Board of Directors may generally amend or terminate the Plan at any time to the extent permitted by applicable laws, rules and regulations.

Change of Control. Awards granted under the Plan may vest upon a change of control of the Company (as defined in the Plan), if the awards are not assumed or substituted for by an acquiring company. Outstanding options and other awards will be adjusted in the event of a stock split or other similar corporate transactions.

Summary of U.S. Federal Tax Consequences. The following is a brief and general discussion of the U.S. federal income tax rules applicable to awards granted under the Plan.

Options Generally. The grant of an option is not a taxable event for the optionee or the Company.

Incentive Stock Options. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the forgoing tax treatment, the grantee generally must be an employee of the Company from the date the option is granted through a date within three months before the date of the option is exercised. In the case of a grantee who is disabled or dies, the three-month period is extended to one year.

If all of the requirements for incentive stock option treatment are met except for the holding period requirement, the grantee will recognize ordinary income upon the disposition of shares of common stock received pursuant to the exercise of an incentive stock option in an amount equal to the excess of the fair market value of the shares of common stock at the time the option was exercised over the exercise price. The balance of the realized gain, if any, will be taxed at applicable capital gains tax rates. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to the limitations under Section 162(m) of the Internal Revenue Code.

Non-Qualified Stock Options. Upon exercising a stock option that is not an incentive stock option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise. Upon a subsequent sale or exchange of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares of common stock plus the amount treated as ordinary income at the time the option was exercised).

The Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income provided that the deduction is not disallowed under Section 162(m) of the Internal Revenue Code. The options are intended to comply with the exception to Section 162(m) for “qualified performance-based compensation.”

Restricted Stock. A grantee will not recognize any taxable income for federal income tax purposes in the year restricted stock is granted, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income subject to Section 162(m).

Restricted Stock Units. There are no immediate tax consequences upon the grant of restricted stock units under the Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of the common stock issued to such grantee at the end of the restriction period or, if later, the payment date. The Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income subject to Section 162(m).

Stock Appreciation Rights. There are no federal income tax consequences when SARs are granted. However, at exercise, the grantee will realize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares subject to the option or stock appreciation right over the exercise price of the option or stock appreciation right. If the award is settled in stock, the amount of the gain is taxable at exercise, even if the shares are not sold. Any subsequent gain on the shares is taxable as capital gain.

Section 162(m). Section 162(m) of the Internal Revenue Code sets a limit of $1,000,000 on the amount the Company can deduct for compensation paid to each of the Chief Executive Officer and the other named executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit. Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. The Plan provides us with flexibility to grant performance-based awards under the plans that are fully deductible under Section 162(m).

The forgoing is not to be considered as tax advice to any person who may be a participant in the Plan and any such persons are advised to consult their own tax counsel. The forgoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation such as the tax consequences of deferred compensation or state and local taxes.

New Plan Benefits. Because the granting of awards under the Plan is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or other employees under the Plan in the future. However, under the existing incentive compensation plans for the Company’s executive team and senior leaders, the grant of restricted stock units is conditioned upon attainment of certain performance targets. The Board of Directors reserves the right to make additional grants in its sole discretion.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the amendment to the Plan. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of Proposal 2 to approve the amendment to the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL 2:

TO APPROVE AN AMENDMENT TO THE 1998 STOCK OPTION AND INCENTIVE PLAN TO (I) INCREASE THE SUBLIMIT FOR ISSUANCES OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS BY 750,000 SHARES AND (II) INCREASE THE TOTAL NUMBER OF SHARES

AUTHORIZED FOR ISSUANCE UNDER THE 1998 STOCK OPTION AND INCENTIVE

PLAN BY 750,000 SHARES.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders an opportunity to indicate whether they support the named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as a “Say on Pay” vote, is not intended to address any specific item of compensation, but instead relates to the “Compensation Discussion and Analysis,” the tabular disclosures regarding named executive officer compensation, and the narrative disclosures accompanying the tabular presentation. These disclosures allow you to view the Company’s executive compensation program and the application of the Company’s compensation philosophies for the years presented.

The Company’s primary objectives relating to executive compensation are to (1) align the financial interests of those executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial objectives for the Company as a whole and (2) attract and retain highly qualified executives at salaries that are competitive with companies of similar or greater size within its industry.

The Company’s executive compensation programs, which focus on operating performance, earnings growth and share price appreciation, reflect the Company’s “pay for performance” approach to compensation. Annually, our executives have the opportunity to earn cash payouts and equity awards based on achievement of pro-forma diluted net earnings per share growth targets specified by the Company’s Compensation Committee. Another key aspect of the executive compensation is that a meaningful part of total compensation is paid with performance-based restricted stock that not only requires the achievement of performance targets, but also has a three-year vesting period. The vesting requirement of the equity portion of the compensation program (1) extends the value of current year compensation to a three-year period, (2) creates a strong incentive for the executives to increase shareholder value, and (3) serves as a powerful executive retention tool. Finally, the Company provides no special retirement (pension or 401(k) match) benefits for senior executives and no perquisites. Finally, our CEO and COO have significant incentives tied to SAR’s grants one half of which would vest only upon the achievement of a pro-forma diluted net earnings per share growth target and one half of which would vest upon the achievement of a pro-forma EBITDA target. Both of these targets were specified by the Company’s Compensation Committee. The Company can settle these SAR’s in cash or stock, at the Company’s option.

In 2013, the Company generated revenue and pro-forma earnings of $223.8 million and $13.3 million, respectively. The Company had revenue growth of $1.1 million with corresponding pro-forma diluted net earnings per share growth of 4%, which resulted in pro-forma diluted net earnings per share of $0.41 and pro-forma EBITDA of $24.5 million. In accordance with the targets established by the Compensation Committee, the Company’s actual 2013 pro-forma diluted net earnings per share of $0.41. resulted in 74% of the “Goal” level payout under the Company’s 2013 executive compensation plan.

The Company’s Compensation Committee has established challenging performance targets for 2014 given the volatility in the European markets we serve. The Company’s pro-forma diluted net earnings per share must improve at least 10 % from 2013 actual results in order for the Company’s named executive officers to earn their “Goal” cash and restricted stock unit performance incentive awards. The Company’s pro-forma diluted net earnings per share must improve at least 20% from 2013 actual results in order for the Company’s named executive officers to earn their “Superior” cash and restricted stock unit performance incentive awards.

See “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement for more information regarding aspects of the Company’s executive compensation programs and the Compensation Committee’s decisions in respect of executive compensation in 2013.

For the reasons discussed above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” PROPOSAL 3:

APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of Messrs. Hamlin (Chairman), Harris, Huston and Wix. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and NASDAQ. The Board determined that Messrs. Hamlin and Huston are audit committee financial experts under the SEC rules. The Company’s Audit Committee is governed by a written charter approved by the Board. A copy of the Audit Committee Charter can be found on the Company’s website at www.thehackettgroup.com/about/ ir_governance.jsp. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee reviewed with BDO USA, LLP (“BDO”) all matters required to be discussed by AU Section No. 380 “The Auditor’s Communication with Those Charged with Governance” “Communications with Audit Committees,” as amended. In addition, the Audit Committee has discussed with BDO its independence from management and the Company, and it received the written disclosures and letter delivered to the Audit Committee by BDO as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for the Company’s audit. The Audit Committee meets with BDO, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 5 meetings during fiscal year 2013.

The Audit Committee approved all audit and non-audit services provided by BDO in 2013, as described in “Pre-Approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 27, 2013 with management and with representatives of BDO. The Audit Committee also reviewed, and discussed with management and representatives of BDO, management’s assessment and report and BDO’s assessment and report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 27, 2013 filed with the SEC.

Pre-Approval of Non-Audit Services

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of audit-related, tax and other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Audit Committee as to the nature and cost of such services at the next Audit Committee meeting following such approval.

Respectfully submitted,

Audit Committee

Richard N. Hamlin, Chairman

John R. Harris

Edwin A. Huston

Alan T.G. Wix

PROPOSAL 4

TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 2, 2015

The Audit Committee of the Board has appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending January 2, 2015 and will review the appointment at its August 1, 2014 meeting. During fiscal year 2013, BDO served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. See “Fees Paid to Independent Accountants” below.

The appointment of BDO is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board will consider whether it should select a different independent registered public accounting firm when it convenes its August 1, 2014 meeting.

The Company’s bylaws do not require that the shareholders ratify the appointment of BDO as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice.

The Company expects that representatives of BDO will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid To Independent Accountants

The following table sets forth fees for professional services provided by BDO for the audit of the Company’s consolidated financial statements for fiscal years 2013 and 2012, and fees billed for audit-related services, tax services, and all other services rendered by BDO during fiscal years 2013 and 2012:

	2013	2012
Audit Fees(1)	$530,085	$532,065
Audit-Related Fees(2)	$18,000	$18,000
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

(1)	Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements.
(3)	Represents fees for services provided in connection with the Company’s tax compliance.
(4)	Represents fees for services provided to the Company not otherwise included in the categories seen above.

If you are a beneficial owner of shares held on your behalf in “street name” by a broker or other nominee, and you do not provide your broker or other nominee with voting instructions, your broker or other nominee will have discretion to vote your shares with respect to this proposal. The proposal will be approved by the vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4:

TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 2, 2015

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any transaction which involves “related persons,” that is, parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties and all other transactions to the extent required by NASDAQ or applicable law to be approved by an audit committee or comparable body. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•	Any of the Company’s directors, nominees for director and executive officers;

•	Any person known to be the beneficial owner of five percent or more of the Company’s common stock (a “5% Shareholder”); and

•

Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. The Company will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 14, 2014: (1) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (2) by each of the named executive officers; (3) by each director and nominee of the Company; and (4) by all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)	Percent of Class (%)(1)
Ted A. Fernandez(2)(4)	2,722,820	8.9
David N. Dungan(2)(5)	1,480,871	4.8
Robert A. Ramirez(2)(6)	205,335	*
Terence M. Graunke(3)(7)	66,404	*
Richard N. Hamlin(2)(8)	150,179	*
John R. Harris(2)(9)	87,579	*
Edwin A. Huston(2)(10)	134,771	*
Alan T.G. Wix(2)(11)	72,110	*
Columbia Wanger Asset Management, L.P.(12)	4,470,000	14.6
BlackRock, Inc.(13)	2,023,969	6.6
Dimensional Fund Advisors(14)	1,949,359	6.4
All current directors and current named executive officers as a group (8 persons)	4,920,069	17.5

*	Represents less than 1%.
(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restricted stock units, options or warrants held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 14, 2014 (or upon the occurrence of an event, such as change of control, resignation for good reason or involuntary termination without cause) are both deemed outstanding and included in the number of shares beneficially owned by such person. The Company also includes in these amounts all unvested but earned performance restricted stock units held by the its named executive officers and members of its Board as it believes this results in a more accurate representation of overall share ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The address for each of Messrs. Dungan, Fernandez, Hamlin, Harris, Huston, Ramirez and Wix is 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131.
(3)	The address for Mr. Graunke is in care of Lake Capital Management LLC, 676 North Michigan Ave., Suite 3900, Chicago, Illinois 60611.
(4)	Excludes 1,912,500 unvested performance-based SARs and 300,000 vested SARs. Includes 266,208 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Fernandez’s resignation for good reason or involuntary termination without cause. Includes 157,091 shares which are held in trust for the benefit of Mr. Fernandez’s children.
(5)	Excludes 1,004,063 unvested performance-based SARs and 150,000 vested SARs. Includes 139,760 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Dungan’s resignation for good reason or involuntary termination without cause. Includes 275,000 shares held in the Jeanine G. Dungan Trust dated August 5, 1998.

(6)	Includes 58,394 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Ramirez’s resignation for good reason or involuntary termination without cause. Excludes 100,000 unvested performance-based stock options.
(7)	Mr. Graunke joined the Company’s Board on November 10, 2009, in connection with of its acquisition of Archstone Consulting. As of the Record Date, Lake Capital and certain of its affiliates (the “Lake Affiliates”), Archstone Holdings LLC and certain of its affiliates (the “Archstone Affiliates”), Mr. Graunke and Paul G. Yovovich (the “Reporting Persons”) have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 37,562 shares of common stock. The number of shares reported above includes 28,842 unvested restricted stock units issued to Lake Capital in recognition of Mr. Graunke’s service on the Board that would vest upon termination of service on the Board. Also includes 14,773 vested restricted stock units of which Lake Capital elected to defer receipt in connection with the Company’s Outside Director Compensation program. The address of the principal business and principal office of each of the Reporting Persons is 676 N. Michigan Ave, Suite 3900, Chicago, Illinois 60611.
(8)	Includes 15,000 vested options to purchase common stock and 24,327 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.
(9)	Includes 24,327 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 14,773 vested restricted stock units of which Mr. Harris elected to defer receipt in connection with the Company’s Outside Director Compensation program.
(10)	Includes 20,000 vested options to purchase common stock and 24,327 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 14,773 vested restricted stock units of which Mr. Huston elected to defer receipt in connection with the Company’s Outside Director Compensation program.
(11)	Includes 15,000 vested options to purchase common stock and 24,327 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(12)	The information reported is based on a Schedule 13G/A filed with the SEC on February 6, 2014 by Columbia Wanger Asset Management, LLC (“WAM”), a registered investment adviser of the type specified in Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. The statement discloses that, as of the time of the filing, WAM had sole voting power with respect to 4,167,000 shares of common stock and sole dispositive power with respect to 4,470,000 shares of common stock. This amount includes 3,274,000 shares of common stock held by Columbia Acorn Fund (“Acorn Fund”), a Massachusetts business trust that is advised by WAM, over which shares Acorn Fund had both sole voting power and sole dispositive power. The address of WAM and Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. For additional disclosure regarding the persons affiliated with WAM and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on February 6, 2014.
(13)	The information reported is based on a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc. (“BlackRock”). The statement discloses that, as of the time of the filing, BlackRock had sole voting power with respect to 1,968,214 shares of common stock and sole dispositive power with respect to 2,023,969 shares of common stock. The address for BlackRock is 40 East 52nd Street, New York, NY 10022. For additional disclosure regarding the persons affiliated with BlackRock and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on January 29, 2014.
(14)	The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP (“Dimensional Fund”). The statement discloses that, as of the time of the filing, Dimensional Fund had sole voting power with respect to 1,876,966 shares of common stock and sole dispositive power with respect to 1,949,359 shares of common stock. The address for Dimensional Fund is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. For additional disclosure regarding the persons affiliated with Dimensional Fund and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 10, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon a review of filings with the SEC, the Company believes that all of its directors and executive officers complied during fiscal year 2013 with the reporting requirements of Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2015

Any proposal or proposals by a shareholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2015 Annual Meeting of Shareholders must be received by the Company no later than November 21, 2014, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2015 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2015 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than January 30, 2015 and not later than March 3, 2015. However, if the date of the 2015 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2014 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

Similarly, shareholders may nominate director candidates, provided that such nominations must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than January 30, 2015 and not later than March 3, 2015. However, if the date of the 2015 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2014 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made.

The shareholder’s notice nominating a candidate for director must set forth: (1) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (2) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of the beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by the shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended December 27, 2013. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, Suite 3000, Miami, FL 33131, telephone (305) 375-8005, facsimile (305) 379-8810.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Frank A. Zomerfeld

Secretary

APPENDIX A

TO PROXY STATEMENT

FORM OF AMENDMENT TO

THE HACKETT GROUP, INC. 1998 STOCK OPTION AND INCENTIVE PLAN

(Amended and Restated as of March 11, 2013)

This Amendment (the “Amendment”) to The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended and restated as of March 11, 2013 (the “Plan”), which (i) increases the sublimit under the Plan for restricted stock and restricted stock unit issuances by 750,000 shares and (ii) increases the total number of shares authorized for issuance under the Plan by 750,000 shares, was adopted by the Board of Directors of The Hackett Group, Inc. (the “Company”) on March 7, 2014, and is effective as of May 2, 2014, the date on which the Amendment received approval of the stockholders of the Company.

The Plan hereby is amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1 Plan Limits.

Subject to adjustment in accordance with Section 18, the maximum number of shares of Stock that may be issued for all purposes under the Plan shall be the aggregate of (i) 18,817,536 shares and (ii) any shares of Stock that are represented by awards previously granted by the Company, including awards granted under the Answerthink, Inc. 1997 Stock Option Plan and the Answerthink, Inc. Restricted Stock Plan as of the Effective Date. Stock to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Stock subject to the Plan may be issued as Incentive Stock Options. The maximum number of shares of Stock that may be granted pursuant to grant of (i) Restricted Stock, (ii) Restricted Stock Units or (iii) Other Awards shall not exceed 14,980,237.”

* * *

To record adoption of the Amendment of the Plan by the Board of Directors as of March 7, 2014, and approval of the Amendment by the stockholders on May 2, 2014, the Company has caused its authorized officer to execute this Amendment to the Plan.

The Hackett Group, Inc.

Name: Frank A. Zomerfeld Title: Secretary Date: May 2, 2014

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2014.

Vote by Internet
• Go to www.investorvote.com/hckt
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2, 3, and 4.

1.	Election of Directors:	For	Withhold		For	Withhold				+
	01 - John R. Harris	☐	☐	02 - Edwin A. Huston	☐	☐

							For	Against	Abstain

2.	To approve an amendment to the Company’s 1998 stock option and Incentive Plan to raise the sublimit for restricted stock and restricted stock unit issuances under the Plan by 750,000 shares and to increase the total shares available for issuance under the Plan by 750,000 shares.						☐	☐	☐

3.	Say on Pay - An advisory vote on the approval of executive officer compensation.						☐	☐	☐

4.	To ratify the appointment of BDO USA LLP as The Hackett Group, Inc.’s independent registered public accounting firm for 2014.						☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

The Shareholders of The Hackett Group, Inc.

Friday, May 2, 2014 11:00 A.M. Local Time

The Hackett Group, Inc.’s Company Headquarters

1001 Brickell Bay Drive, Suite 3000

Miami, Florida 33131

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The proxy statement and The Company’s Annual Report on Form 10-K are available at:

www.edocumentview.com/hckt

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Hackett Group, Inc.

Notice of 2014 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 2, 2014

Ted A. Fernandez or Robert A. Ramirez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Hackett Group, Inc. to be held on May 2, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3, and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)